UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JAKKS Pacific, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

JAKKS PACIFIC, INC.
22619 PACIFIC COAST HIGHWAY
MALIBU, CA 90265

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 1, 2010

The Annual Meeting of Stockholders of JAKKS Pacific, Inc. (the “Company”) will be held at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, on October 1, 2010 at 8:00 a.m. local time, to consider and act upon the following matters:

(1)	To elect 6 directors to serve for the ensuing year.
(2)	To ratify the selection by the Board of Directors of the firm of BDO Seidman, LLP, as the Company’s independent auditors for the current fiscal year.
(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on August 16, 2010 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors,

Stephen G. Berman,
Secretary

Malibu, California
August 30, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND
SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE
IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE
PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

JAKKS PACIFIC, INC.
22619 PACIFIC COAST HIGHWAY
MALIBU, CA 90265

PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 1, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the “Company”) for use at the 2010 Annual Meeting of Stockholders to be held on October 1, 2010, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

The shares of our common stock represented by each proxy will be voted in accordance with the stockholder’s instructions as to each matter specified thereon, unless no instruction is given, in which case, the proxy will be voted in favor of such matter. A proxy may be revoked by the stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary or by voting in person at the Annual Meeting.

We are mailing this Proxy Statement to our stockholders on or about August 30, 2010, accompanied by our Annual Report to Stockholders for our fiscal year ended December 31, 2009.

Voting Securities and Votes Required

At the close of business on August 16, 2010, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 27,622,544 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

The affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting is required for the ratification of the appointment by the Board of Directors of BDO Seidman, LLP as our independent auditors for the current fiscal year, all as hereinafter described. A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of July 31, 2010 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors and nominees for director, (3) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, and (4) all our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership(s)(3)		Percent of Outstanding Shares(4)
Third Avenue Management LLC	1,621,960	(5)	5.9%
Black Rock, Inc.	2,170,013	(6)	7.9
Dimensional Fund Advisors LP	2,354,200	(7)	8.5
FMR LLC	3,393,139	(8)	12.3
Deutsche Bank AG	1,401,350	(9)	5.1
Dreman Value Management, L.L.C.	1,834,235	(10)	6.6
Franklin Resources, Inc.	2,315,210	(11)	8.4
Stephen G. Berman	180,000	(12)	*
Joel M. Bennett	37,866		*
Dan Almagor	48,970	(13)	*
David C. Blatte	110,026	(14)	*
Robert E. Glick	65,547	(15)	*
Michael G. Miller	62,526	(16)	*
Murray L. Skala	70,026	(17)	*
Marvin W. Ellin	—	(18)	—
All directors and executive officers as a group (8 persons)	574,961	(19)	2.1%

*	Less than 1% of our outstanding shares.
(1)	Unless otherwise indicated, such person’s address is c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265.
(2)	The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after July 31, 2010. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.
(3)	Except as otherwise indicated, exercises sole voting power and sole investment power with respect to such shares.
(4)	Does not include any shares of common stock issuable upon the conversion of $98.0 million of our 4.625% convertible senior notes due 2023, initially convertible at the rate of 50 shares of common stock per $1,000 principal amount at issuance of the notes (but subject to adjustment under certain circumstances as described in the notes).
(5)	The address of Third Avenue Management LLC is 622 Third Avenue, New York, NY 10017. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 16, 2010.
(6)	The address of Black Rock, Inc. is 40 East 52nd Street, New York, NY 10022. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on January 29, 2010.
(7)	The address of Dimensional Fund Advisors LP (formerly known as Dimensional Fund Advisors, Inc.) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 8, 2010 .

(8)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Possesses sole voting power with respect to only 600,000 of such shares and sole dispositive power with respect to all of such 3,393,139 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 16, 2010.
(9)	The address of Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 12, 2010.
(10)	The address of Dreman Value Management, L.L.C. is Harborside Financial Center, Plaza 10, Suite 800, Jersey City, NJ 07311. Possesses sole voting power with respect to 378,025 of such shares and shared voting power with respect to 26,885 of such shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 10, 2010.
(11)	The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403. Franklin Templeton Investments Corp., a subsidiary or affiliate of Franklin Resources, Inc. possesses sole voting and dispositive power with respect to all of such 2,315,210 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 2, 2010.
(12)	Includes 120,000 shares of common stock issued on January 1, 2010 pursuant to the terms of Mr. Berman’s January 1, 2003 Employment Agreement, which shares are further subject to the terms of our January 1, 2010 Restricted Stock Award Agreement with Mr. Berman (the “Berman Agreement”). The Berman Agreement provides that Mr. Berman will forfeit his rights to all 120,000 shares unless certain conditions precedent are met prior to January 1, 2010, including the condition that our Pre-Tax Income (as defined in the Berman Agreement) for 2009 exceeds $2,000,000, whereupon the forfeited shares will become authorized but unissued shares of our common stock. Also includes 60,000 shares granted on January 1, 2008, which vested on January 1, 2010, of which Mr. Berman is prohibited from selling, assigning, transferring, pledging or otherwise encumbering 10,000 shares until January 1, 2012, and the balance of 50,000 shares until December 20, 2011.
(13)	Includes 29,644 shares which Mr. Almagor may purchase upon the exercise of certain stock options and 19,326 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 8,190 shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2011.
(14)	Includes 82,500 shares which Mr. Blatte may purchase upon the exercise of certain stock options and 27,526 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 8,190 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2011.
(15)	Includes 33,021 shares which Mr. Glick may purchase upon the exercise of certain stock options and 32,526 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 8,190 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2011.
(16)	Includes 30,000 shares which Mr. Miller may purchase upon the exercise of certain stock options and 32,526 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 8,190 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2011.
(17)	Includes 37,500 shares which Mr. Skala may purchase upon the exercise of certain stock options and 32,526 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 8,190 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2010.
(18)	Mr. Ellin is a nominee for director.
(19)	Includes an aggregate of 212,665 shares which the directors and executive officers may purchase upon the exercise of certain stock options.

ELECTION OF DIRECTORS
(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

Set forth below for each nominee as a director is his name, age, and position with us, the Committee of the Board upon which he currently sits, his principal occupation and business experience during at least the past five years and the date of the commencement of his term as a director.

Name	Age	Position with the Company	Board Committee Membership
Stephen G. Berman	45	Chief Executive Officer, Chief Operating Officer, President, Secretary and Director	—
Dan Almagor	57	Director	Nominating and Corporate Governance (Chairman) and Compensation
Robert E. Glick	65	Director	Audit, Compensation (Chairman) and Nominating and Corporate Governance
Michael G. Miller	63	Director	Audit, Compensation and Nominating and Corporate Governance
Murray L. Skala	63	Director	—
Marvin W. Ellin	78	—	—

Stephen G. Berman has been our Chief Operating Officer and Secretary and one of our directors since co-founding JAKKS in January 1995. From February 17, 2009 through March 31, 2010 he has also been our Co-Chief Executive Officer and since April 1, 2010 he has been our Chief Executive Officer. Since January 1, 1999, he has also served as our President. From our inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

Dan Almagor has been one of our directors since September 2004. Since March 1992, Mr. Almagor has served as the Chairman of ACG Inc., a global private equity organization which provides equity capital financing primarily to private companies.

Robert E. Glick has been one of our directors since October 1996. For more than 20 years and until May 2007, Mr. Glick was an officer, director and principal stockholder in a number of privately held companies which manufacture and market women’s apparel. Since May 2007, Mr. Glick has been a consultant to a publicly held company which manufactures and markets women’s apparel.

Michael G. Miller has been one of our directors since February 1996. From 1979 until May 1998, Mr. Miller was President and a director of a group of privately held companies, including a list brokerage and list management consulting firm, a database management consulting firm, and a direct mail graphic and creative design firm. Mr. Miller’s interests in such companies were sold in May 1998 and he is now retired.

Murray L. Skala has been one of our directors since October 1995. Since 1976, Mr. Skala has been a partner of the law firm Feder Kaszovitz LLP (f/k/a Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP), our general counsel.

Marvin W. Ellin, a nominee for director, was a founding partner and the managing partner of Miller Ellin & Company LLP, a public accounting firm, for 50 years. The firm consisted of over 40 professionals and had extensive experience handling diverse clients with domestic and international operations including SEC filings, audit, tax compliance and financial advisory services. Mr. Ellin holds a BBA (from CCNY) and a JD degree (from Brooklyn Law School) and is a member of the AICPA, NYSSCPA and the New York State Bar Association. The firm was also a registered accounting firm with the PCAOB and a member of the Center for Public Company Audit Firms of the AICPA. Effective January 1, 2009 the firm merged into Rosen Seymour Shapss Martin & Company LLP and Mr. Ellin is a retired partner of such firm.

Qualifications for All Directors

In considering potential candidates for election to the Board, the Nominating and Corporate Governance Committee observes the following guidelines, among other considerations: (i) the Board must include a majority of independent directors; (ii) each candidate shall be selected without regard to age, sex, race, religion or national origin; (iii) each candidate should have the highest level of personal and professional ethics and integrity and have the ability to work well with others; (iv) involvement only in activities or interests that do not conflict or interfere with the proper performance of the responsibilities of a director; (v) each candidate should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (vi) each candidate should have sufficient time available, and a willingness to devote the necessary time, to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials. The Chairman of the Board of Directors, if in office, and Chief Executive Officer will interview such candidate. The Nominating and Governance Committee then determines whether to recommend to the Board of Directors that a candidate be nominated for approval by the shareholders. The manner in which the Nominating and Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a shareholder of the Company.

With respect to nominating existing directors, the Nominating and Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

The Board of Directors does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

The Board of Directors has identified the following qualifications, attributes, experience, and skills that are important to be represented on the Board as a whole: (i) management, leadership and strategy; (ii) financial expertise; (iii) marketing and consumer experience; and (iv) capital management.

A majority of our directors are “independent,” as defined under the rules of the Nasdaq Stock Market. Such independent directors are currently Messrs. Glick, Miller, Almagor and Blatte. If elected, Mr. Marvin Ellin will also be an independent director. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Our officers are elected annually by our Board of Directors and serve at its discretion. Mr. Blatte is not standing for election. All of our current independent directors have served as such for more than the past five years and were initially selected for their experience as businessmen (Glick and Miller) or financial expertise (Almagor and Blatte). We believe that our board is best served by benefiting from this blend of business and financial expertise and experience. Our remaining directors consist of our chief executive officer (Berman) who brings management’s perspective to the board’s deliberations and, our longest serving director (Skala), who, as an attorney with many years experience advising businesses, is able to provide guidance to the board from a legal perspective. Our new prospective director (Ellin) has significant financial expertise and experience working with, and providing advice to, numerous business enterprises.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and business strategy. While the Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals, it nonetheless strongly believes that risk taking must be closely monitored.

The Board has implemented the following risk oversight framework: (i) know the major risks inherent in the Company’s business and strategy and compensation policies; (ii) evaluate risk management processes; (iii) encourage open and regular communication about risks between management and the Board; and (iv) cultivate a culture of integrity and risk awareness.

While the Board oversees risk, management is responsible for managing risk. We have developed internal processes to identify and manage risk and communicate appropriately with the Board. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed and Directors are encouraged to communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through its designated and established Committees, which play significant roles in carrying out the risk oversight function. All of our Committees meet regularly and report back to the full Board. The risk oversight functions are allocated among our Committees as follows:

•	The Audit Committee is responsible for overseeing risks associated with the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and meet separately with representatives of the Company’s independent accounting firm.
•	The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation philosophy and programs.
•	The Nominating and Governance Committee is responsible for overseeing risks related to evolving governance legislation and trends.

Board Leadership Structure; Executive Sessions

Historically, our board structure featured (i) a combined Chairman of the Board and Chief Executive Officer, and (ii) non-management, active and effective directors of equal importance and with an equal vote. We believe the company and its shareholders were well served by having the company’s founder, Jack Friedman, serve as both Chairman of the Board and Chief Executive Officer. Since Mr. Friedman’s untimely passing in May 2010 we have not selected a Chairman to succeed him. The board is taking this opportunity to reevaluate its structure and may, following the election of the directors at the 2010 annual meeting, implement a new structure going forward. Regardless of the structure, the board intends to continue its current practice of having non-management Board members meet without management present at regularly scheduled executive sessions. Also, at least once a year, such meetings may include only the independent members of the Board.

Committees of the Board of Directors

We have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

In addition to the risk oversight function described above, the primary functions of the Audit Committee are to select or to recommend to our Board the selection of outside auditors; to monitor our relationships with our outside auditors and their interaction with our management in order to ensure their independence and objectivity; to review, and to assess the scope and quality of, our outside auditor’s services, including the audit of our annual financial statements; to review our financial management and accounting procedures; to review our financial statements with our management and outside auditors; and to review the adequacy of our system of internal accounting controls. Messrs. Blatte, Glick and Miller are the current members of the Audit Committee, are each “independent” (as that term is defined in NASD Rule 4200(a)(14)), and are each able to read and understand fundamental financial statements. Mr. Blatte is the Chairman of the Audit Committee and possesses the financial expertise required under Rule 401(h) of Regulation SK of the Act and NASD Rule 4350(d)(2). He is further “independent”, as that term is defined under Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Mr. Blatte is not standing for election and the Board will select a new Chairman of the Audit Committee following the 2010 Annual Meeting. We intend to select a Chairman who will meet the same standards of independence and expertise. We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee that will possess the financial expertise required under NASD Rule 4350(d)(2). Our Board has adopted a written charter for the Audit Committee and the Audit Committee reviews and reassesses the adequacy of that charter on an annual basis. The full text of the charter is available on our website at www.jakks.com.

Compensation Committee

In addition to the risk oversight function described above, the functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards under our 2002 Stock Award and Incentive Plan (the “2002 Plan”). Messrs. Glick (Chairman), Almagor and Miller are the current members of the Compensation Committee. The Board has determined that each of them are “independent,” as defined under the applicable rules of the Nasdaq Stock Market. A copy of the Compensation Committee’s Charter is appended hereto. Executive officers that are members of our Board make recommendations to the Compensation Committee with respect to the compensation of other executive officers that are not on the Board. Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals.

Our executive compensation program is administered by the Compensation Committee. The base salary and the long-term compensation of our executive officers are governed by the terms of their individual employment agreements. The Compensation Committee has, with input from the Company’s compensation consultant, Frederick W. Cook & Co., Inc. (“FWC”), established target performance levels for incentive bonuses based on a number of factors designed to further our executive compensation objectives, including our performance, the compensation received by similarly situated executive officers at peer group companies, the conditions of the markets in which we operate and the relative earnings performance of peer group companies.

Pursuant to the terms of the employment agreements of Messrs. Friedman and Berman, during the first quarter of each year, the Compensation Committee establishes the targeted level of our Adjusted EPS (as defined in the employment agreements) growth targets and corresponding bonuses, as a percentage of base salary, Messrs. Friedman and Berman will earn if the targets are met. Mr. Berman’s current employment agreement terminates December 31, 2010, and the Compensation Committee and the Board of Directors are engaged in discussions with him regarding the terms of a new employment agreement, and the Compensation Committee is consulting with FWC regarding such terms. Mr. Friedman’s employment agreement terminated with his retirement on April 1, 2010. The Compensation Committee has wide discretion to set the target levels of Adjusted EPS and has worked together with FWC to establish target levels that are thought to be fair to the executives and that will accomplish the general objectives of also promoting growth and alignment with our shareholders’ interests.

The Compensation Committee also annually reviews the overall compensation of our executive officers for the purpose of determining whether discretionary bonuses should be granted. In 2010, FWC presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. FWC also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each executive officer’s compensation.

Nominating and Corporate Governance Committee

In addition to the risk oversight function described above, the functions of the Nominating and Corporate Governance Committee are to develop our corporate governance system and to review proposed new members of our Board of Directors, including those recommended by our stockholders. Messrs. Almagor (Chairman), Glick and Miller are the current members of our Nominating and Corporate Governance Committee. The

Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.jakks.com. The Board has determined that each member of this Committee is “independent,” as defined under the applicable rules of the Nasdaq Stock Market. For instructions on how stockholders may submit recommendations for director nominees to our Nominating and Corporate Governance Committee, see “Stockholder Communications,” below.

The Nominating and Corporate Governance Committee will review, on an annual basis, the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. The Nominating and Corporate Governance Committee is also considering implementing a new structure for the roles of Chairman of the Board and Chief Executive Officer. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If that Committee thinks it in our best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references and each candidate will be interviewed by at least one member of that Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From January 1, 2009 through December 31, 2009, the Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each met or acted without a meeting pursuant to unanimous written consent nineteen times, thirteen times, eight times and thirteen times, respectively. All directors attended at least 75% of all board meetings and committee meetings of which they are members.

We do not have a formal written policy with respect to board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. All of the directors then serving attended our 2009 Annual Stockholder Meeting.

Stockholder Communications

Stockholders interested in communicating with our Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to our Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2011 Annual Meeting,” below. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of our Nominating and Corporate Governance Committee.

Code of Ethics

We have a Code of Ethics that applies to all our employees, officers and directors. This code is posted on our website, www.jakks.com. We will disclose when there have been waivers of, or amendments to, such Code, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq.

Executive Officers

Our officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors. One of our executive officers, Stephen G. Berman, is also a director of the Company. See the section above entitled “Nominees” for biographical information about this officer. The remaining executive officer is Joel M. Bennett, our Executive Vice President and Chief Financial Officer.

Joel M. Bennett, 48, joined us in September 1995 as Chief Financial Officer and was given the additional title of Executive Vice President in May 2000. From August 1993 to September 1995, he served in several financial management capacities at Time Warner Entertainment Company, L.P., including as Controller of Warner Brothers Consumer Products Worldwide Merchandising and Interactive Entertainment. From June 1991 to August 1993, Mr. Bennett was Vice President and Chief Financial Officer of TTI Technologies, Inc., a direct-mail computer hardware and software distribution company. From 1986 to June 1991, Mr. Bennett held various financial management positions at The Walt Disney Company, including Senior Manager of Finance for its international television syndication and production division. Mr. Bennett holds a Master of Business Administration degree and is a Certified Public Accountant.

Certain Relationships and Related Transactions

One of our directors, Murray L. Skala, is a partner in the law firm of Feder Kaszovitz LLP (f/k/a Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP), which has performed, and is expected to continue to perform, legal services for us. In 2009, we incurred approximately $2.5 million for legal fees and reimbursable expenses payable to that firm. As of December 31, 2008 and 2009, legal fees and reimbursable expenses of $1.5 million and $1.2 million, respectively, were payable to this law firm.

Pursuant to our Code of Ethics (a copy of which may be found on our website, www.jakks.com), all of our employees are required to disclose to our General Counsel, the Board of Directors or any committee established by the Board of Directors to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and us. In addition, our Code of Ethics also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all of our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, Board of Directors or designated committee will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.

Legal Proceedings

On October 12, 2006, World Wrestling Entertainment, Inc. (“WWE”) commenced a lawsuit in Connecticut state court against THQ/JAKKS Pacific LLC, alleging that sales of WWE video games in Japan and other countries in Asia were not lawful (the “Connecticut Action”). The lawsuit sought, among other things, a declaration that WWE is entitled to terminate the video game license and monetary damages. In 2007, WWE filed an amended complaint in the Connecticut Action to add the principal part of the state law claims present in the action filed by WWE in the Southern District of New York (the “WWE Action”) to the Connecticut Action; the WWE Action was finally dismissed in 2009. THQ filed a cross-complaint that asserted claims by THQ and Mr. Farrell, THQ’s Chief Executive Officer, for indemnification from the Company in the event that WWE prevailed on its claims against THQ and Farrell and also asserted claims by THQ that the Company breached its fiduciary duties to THQ in connection with the videogame license between WWE and the THQ/JAKKS Pacific joint venture and sought equitable and legal relief, including substantial monetary and exemplary damages against the Company in connection with its claim. Thereafter, the WWE claims and the THQ cross-claims in the Connecticut Action were all dismissed with prejudice pursuant to settlement agreements that the Company entered into with WWE and THQ dated December 22, 2009 (the “Settlements”).

In November 2004, several purported class action lawsuits were filed in the United States District Court for the Southern District of New York: (1) Garcia v. JAKKS Pacific, Inc. et al., Civil Action No. 04-8807 (filed on November 5, 2004), (2) Jonco Investors, LLC v. JAKKS Pacific, Inc. et al., Civil Action No. 04-9021 (filed on November 16, 2004), (3) Kahn v. JAKKS Pacific, Inc. et al., Civil Action No. 04-8910 (filed on November 10, 2004), (4) Quantum Equities L.L.C. v. JAKKS Pacific, Inc. et al., Civil Action No. 04-8877 (filed on November 9, 2004), and (5) Irvine v. JAKKS Pacific, Inc. et al., Civil Action No. 04-9078 (filed on November 16, 2004) (the “Class Actions”). The complaints in the Class Actions alleged that defendants issued positive statements concerning increasing sales of our WWE licensed products which were false and misleading because the WWE licenses had allegedly been obtained through a pattern of commercial bribery, our relationship with the WWE was being negatively impacted by the WWE’s contentions and there was an increased risk that the WWE would either seek modification or nullification of the licensing agreements with us. Plaintiffs also alleged that we misleadingly failed to disclose the alleged fact that the WWE licenses were obtained through an unlawful bribery scheme. The plaintiffs in the Class Actions were described as purchasers of our common stock, who purchased from as early as October 26, 1999 to as late as October 19, 2004. The Class Actions sought compensatory and other damages in an undisclosed amount, alleging violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder by each of the defendants (namely the Company and Messrs. Friedman, Berman and Bennett), and violations of Section 20(a) of the Exchange Act by Messrs. Friedman, Berman and Bennett. On January 25, 2005, the Court consolidated the Class Actions under the caption In re JAKKS Pacific, Inc. Shareholders Class Action Litigation, Civil Action No. 04-8807. On May 11, 2005, the Court appointed co-lead counsels and provided until July 11, 2005 for an amended complaint to be filed; and a briefing schedule thereafter with respect to a motion to dismiss. The motion to dismiss was fully briefed and argument occurred on November 30, 2006. The motion was granted in January 2008 to the extent that the Class Actions were dismissed without prejudice to plaintiffs’ right to seek leave to file an amended complaint based on statements that the WWE licenses were obtained from the WWE as a result of the long-term relationship with WWE. A motion seeking leave to file an amended complaint was granted and an amended complaint filed. Briefing was completed with respect to a motion to dismiss that was scheduled for argument in October 2008. The Court adjourned the argument date. The parties notified the Court that an agreement to resolve this action was reached. In November 2009, a motion was filed by plaintiffs’ counsel for preliminary approval of this agreement, which provides for the matter to be settled for $3.9 million, without any admission of liability on the part of the Company, or its officers and directors. On June 29, 2010, the Court found preliminarily that the settlement was fair and scheduled the Fairness Hearing for October 19, 2010.

On December 2, 2004, a shareholder derivative action was filed in the Southern District of New York by Freeport Partner, LLC against us, nominally, and against Messrs. Friedman, Berman and Bennett, Freeport Partners v. Friedman, et al., Civil Action No. 04-9441 (the “Derivative Action”). The Derivative Action seeks to hold the individual defendants liable for damages allegedly caused to us by their actions and in particular to hold them liable on a contribution theory with respect to any liability we incur in connection with the Class Actions. On or about February 10, 2005, a second shareholder derivative action was filed in the Southern District of New York by David Oppenheim against us, nominally, and against Messrs. Friedman, Berman, Bennett, Blatte, Glick, Miller and Skala, Civil Action 05-2046 (the “Second Derivative Action”). The Second Derivative Action seeks to hold the individual defendants liable for damages allegedly caused to us by their actions as a result of alleged breaches of their fiduciary duties. On or about March 16, 2005, a third shareholder derivative action was filed. It is captioned Warr v. Friedman, Berman, Bennett, Blatte, Glick, Miller, Skala, and JAKKS (as a nominal defendant), and it was filed in the Superior Court of California, Los Angeles

County (the “Third Derivative Action”). The Third Derivative Action seeks to hold the individual defendants liable for (1) damages allegedly caused to us by their alleged breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment; and (2) restitution to us of profits, benefits and other compensation obtained by them. Agreement to resolve the Derivative Actions has been reached, but it is also subject to Court approval. Preliminary approval was granted on July 12, 2010. A Company insurer has provided $3.9 million in connection with the Class Action settlement agreement and has agreed to provide an additional $165,000 upon final approval of the settlement of the Derivative Actions. The Fairness Hearing with respect to the Derivative Actions is also scheduled for October 19, 2010.

We are a party to, and certain of our property is the subject of, various other pending claims and legal proceedings that routinely arise in the ordinary course of our business, but we do not believe that any of these claims or proceedings will have a material effect on our business, financial condition or results of operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 2009 and Forms 5 and amendments thereto furnished to us with respect to 2009, during 2009, each of our independent directors, and Jack Friedman, who was one of our executive officers and a director prior to his death in March 2010, untimely filed one report on Form 4 reporting one late transaction and Joel Bennett, one of our executive officers, also untimely filed one report on Form 4 reporting two late transactions. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 2009 and Forms 5 and amendments thereto furnished to us with respect to 2009, all other Forms 3, 4 and 5 required to be filed during 2009 were done so on a timely basis.

Code of Ethics

We have a Code of Ethics that applies to all our employees, officers and directors. This code was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We have posted on our website, www.jakkspacific.com, the full text of such Code. We will disclose when there have been waivers of, or amendments to, such Code, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq.

COMPENSATION DISCUSSION AND ANALYSIS

Introductory Note

The discussion below contains disclosure with respect to Mr. Jack Friedman and his compensation for 2009 and 2010. On April 1, 2010, Mr. Friedman, who was then our chairman and co-chief executive officer, retired from both positions. Upon his retirement, his employment agreement terminated and Mr. Friedman became our Chairman Emeritus until his death on May 3, 2010. As a result, no further compensation was payable to Mr. Friedman as an employee after April 1, 2010. Accordingly, disclosures below about Mr. Friedman and his employment agreement are purely historical and are included solely to provide information about the company and details of its executive compensation during the applicable periods and to describe the procedures that actually occurred with respect thereto.

Compensation Philosophy and Objectives

We believe that a strong management team comprised of highly talented individuals in key positions is critical to our ability to deliver sustained growth and profitability, and our executive compensation program is an important tool for attracting and retaining such individuals. We also believe that our most important resource is our people. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets or proprietary technology, we depend fundamentally on the skills, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain superior operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry. Therefore, we believe it is vital that our named executive officers receive an aggregate compensation package that is both highly competitive with the compensation received by similarly-situated executive officers at peer group companies, and also reflective of each individual named executive officer’s contributions to our success on both a long-term and short-term basis. As discussed in greater depth below, the objectives of our compensation program are designed to execute this philosophy by compensating our executives at the top quartile of their peers.

Our executive compensation program is designed with three main objectives:

•	to offer a competitive total compensation opportunity that will allow us to continue to retain and motivate highly talented individuals to fill key positions;
•	to align a significant portion of each executive’s total compensation with our annual performance and the interests of our stockholders; and
•	reflect the qualifications, skills, experience and responsibilities of our executives.

Administration and Process

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee receives legal advice from our outside general counsel and has retained FWC, a compensation consulting firm which provided advice directly to the Compensation Committee. The base salary, bonus structure and the long-term equity compensation of our executive officers are governed by the terms of their individual employment agreements (see “ — Employment Agreements and Termination of Employment Arrangements”). With respect to our chief executive officer and president, the Compensation Committee, with input from FWC, establishes target performance levels for incentive bonuses based on a number of factors that are designed to further our executive compensation objectives, including our performance, the compensation received by similarly-situated executive officers at peer group companies, the conditions of the markets in which we operate and the relative earnings performance of peer group companies.

Pursuant to the terms of their employment agreements, during the first quarter of each year, the Compensation Committee establishes the targeted level of our Adjusted EPS (as defined below) growth and corresponding bonus levels, as a percentage of base salary, Messrs. Friedman and Berman will earn if the target is met. Pursuant to the terms of their employment agreements, this bonus is capped at a maximum of 200% of base salary, although the Compensation Committee has the authority, in its discretion, to increase the maximum. The Compensation Committee also has wide discretion to set the target levels of Adjusted EPS and they work together with FWC to establish target levels that will accomplish the general objectives outlined above of also promoting growth and alignment with our shareholders’ interests. The employment agreements also give the Compensation Committee the authority to award additional compensation to Messrs. Friedman, Berman and Bennett as it determines in its sole discretion based upon criteria it establishes.

Adjusted EPS is the net income per share of our common stock calculated on a fully-diluted basis in accordance with GAAP, applied on a basis consistent with past periods, as adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items.

While the Compensation Committee does not establish target performance levels for our chief financial officer, it does consider similar factors when determining such officer’s bonus. The employment agreement for Mr. Bennett authorizes our Compensation Committee and Board of Directors to award an annual bonus to Mr. Bennett in an amount up to 50% of his salary as the Committee or Board determines in its discretion and also gives the Compensation Committee and the Board the discretionary authority to pay Mr. Bennett additional incentive compensation as it determines.

The Compensation Committee also annually reviews the overall compensation of our named executive officers for the purpose of determining whether discretionary bonuses should be granted. In 2010, FWC presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. FWC also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each named executive officer’s compensation.

Peer Group

One of the factors considered by the Compensation Committee is the relative performance and the compensation of executives of peer group companies. The peer group is comprised of a group of the companies selected in conjunction with FWC that we believe provides relevant comparative information, as these companies represent a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period. The composition of the peer group is reviewed annually and companies are added or removed from the group as circumstances warrant. For the last fiscal year, the peer group companies utilized for executive compensation analysis, which remained the same as in the previous year, were:

•	Activision Blizzard, Inc.
•	Electronic Arts, Inc.
•	EMak Worldwide, Inc.
•	Hasbro, Inc.
•	Leapfrog Enterprises, Inc.
•	Marvel Entertainment, Inc.
•	Mattel, Inc.
•	RC2 Corp.
•	Kid Brands, Inc. (f/k/a Russ Berrie and Company, Inc.)
•	Take-Two Interactive, Inc.
•	THQ Inc.

Elements of Executive Compensation

The compensation package for the Company’s senior executives has both performance-based and non-performance based elements. Based on its review of each named executive officer’s total compensation opportunities and performance, and our performance, the Compensation Committee determines each year’s compensation in the manner that it considers to be most likely to achieve the objectives of our executive compensation program. The specific elements, which include base salary, annual cash incentive compensation and long-term equity compensation, are described below.

The Compensation Committee has negative discretion to adjust performance results used to determine annual incentive and the vesting schedule of long-term incentive payouts to the named executive officers. The Compensation Committee also has discretion to grant bonuses even if the performance targets were not met.

Base Salary

Each of our named executive officers received compensation in 2009 pursuant to the terms of his respective employment agreement. As discussed in the Introductory Note, Mr. Friedman`s employment agreement terminated upon his retirement on April 1 2010 and as discussed in greater detail below, the employment agreement for Mr. Berman expires on December 31, 2010 and Mr. Bennett’s employment agreement expired on December 31, 2009. Pursuant to the terms of his employment agreement, Mr. Berman receives a base salary which, pursuant to his employment agreement, is increased automatically each year by $25,000. Mr. Bennett’s employment agreement did not provide for automatic annual increases in base salary. (Mr. Friedman’s employment agreement contained similar provisions.) Any increase or additional increase in base salary, as the case may be, is determined by the Compensation Committee based on a combination of two factors. The first factor is the Compensation Committee’s evaluation of the salaries paid in peer group companies to executives with similar responsibilities. The second factor is the Compensation Committee’s evaluation of the executive’s unique role, job performance and other circumstances. Evaluating both of these factors allows us to offer a competitive total compensation value to each individual named executive officer taking into account the unique attributes of, and circumstances relating to, each individual, as well as marketplace factors. This approach has allowed us to continue to meet our objective of offering a competitive total compensation value and attracting and retaining key personnel. Based on its review of these factors, the Compensation Committee determined not to increase the base salaries of Messrs. Friedman and Berman, including the contractually required minimum increase in 2009, as unnecessary to maintain our competitive total compensation position in the marketplace, nor did it determine to raise Mr. Bennett’s base salary for 2009.

Annual Cash Incentive Compensation

The function of the annual cash bonus is to establish a direct correlation between the annual incentives awarded to the participants and our financial performance. This purpose is in keeping with our compensation program’s objective of aligning a significant portion of each executive’s total compensation with our annual performance and the interests of our shareholders.

The employment agreement for Mr. Berman provides, and the employment agreement for Mr. Friedman provided, for an incentive cash bonus award based on a percentage of each participant’s base salary if the performance goals set by the Compensation Committee are met for that year. The employment agreements mandate that the specific criteria to be used is earnings per share and the Compensation Committee sets the various target thresholds to be met to earn increasing amounts of the bonus up to a maximum of 200% of base salary, although the Compensation Committee has the ability to increase the maximum in its discretion. During the first quarter of each year, the Compensation Committee meets to establish the target thresholds for that year. During 2009, the Company’s EPS declined so Messrs. Friedman and Berman were not entitled to a mandated cash bonus. Mr. Bennett’s employment agreement provides for an annual bonus of up to 50% of his base salary to be awarded in the discretion of the Compensation Committee or the Board of Directors, upon consideration of such factors as economic and business conditions affecting us and his personal performance. Following such consideration, the Compensation Committee determined not to award Mr. Bennett a cash bonus for 2009.

The employment agreement for each of our named executive officers contemplates that the Compensation Committee may grant discretionary bonuses in situations where, in its sole judgment, it believes they are warranted. The Compensation Committee approaches this aspect of the particular executive’s compensation package by looking at the other components of each executive’s aggregate compensation and then evaluating if any additional compensation is appropriate to meet our compensation goals. As part of this review, the Compensation Committee, with significant input from FWC, collects information about the total compensation packages in our peer group and various indicia of performance by the peer group such as sales, one-year sales growth, net income, one-year net income growth, market capitalization, size of companies, one- and three-year stockholder returns, etc. and then compares such data to our corresponding performance data. Following consideration of all of the above as well as input from FWC, the Compensation Committee did not approve any discretionary bonuses to Messrs. Friedman, Berman or Bennett for 2009.

Long-Term Compensation

Long-term compensation is an area of particular emphasis in our executive compensation program, because we believe that these incentives foster the long-term perspective necessary for our continued success. Again, this emphasis is in keeping with our compensation program objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the interests of our shareholders.

Historically, our long-term compensation program has focused on the granting of stock options that vested over time. However, commencing in 2006 we began shifting the emphasis of this element of compensation and we currently favor the issuance of restricted stock awards. The Compensation Committee believes that the award of full-value shares that vest over time is consistent with our overall compensation philosophy and objectives as the value of the restricted stock varies based upon the performance of our common stock, thereby aligning the interests of our executives with our shareholders. The Compensation Committee has also determined that awards of restricted stock are anti-dilutive as compared to stock options inasmuch as it feels that less restricted shares have to be granted to match the compensation value of stock options.

The employment agreement for Mr. Berman provides, and the employment agreement for Mr. Friedman provided, for annual grants of 120,000 shares of restricted stock subject to a one or two-year vesting period, and in the latter case, all or part of which second year may be accelerated to one year if we achieve earnings per share growth targets. The initial vesting of the restricted stock is subject to our achieving pre-tax income in excess of $2 million in the fiscal year that the grant is made. Since we did not have in excess of $2 million of pre-tax income for 2009, none of the 2009 restricted stock awards to Messrs. Friedman and Berman vested and all of the restricted shares were forfeited back to us. Mr. Bennett’s employment agreement does not provide for any specified award of restricted shares, rather the Compensation Committee has discretion to determine if an award of restricted shares (or stock options) should be granted and if granted, the specific terms of the grant. Following Mr. Friedman’s death in March 2010, the Board of Directors determined that the 120,000 shares of restricted stock granted to Mr. Friedman in January, 2010, should immediately vest.

After a review of all of the factors discussed above, the Compensation Committee determined that, in keeping with our compensation objectives, other than the contractual amounts, no additional restricted stock (or stock option) awards should be granted to our named executives for fiscal 2009.

Other Benefits and Perquisites

Our executive officers participate in the health and dental coverage, life insurance, paid vacation and holidays, 401(k) retirement savings plans and other programs that are generally available to all of the Company’s employees.

The provision of any additional perquisites to each of the named executive officers is subject to review by the Compensation Committee. Historically, these perquisites include payment of an automobile allowance and matching contributions to a 401(k) defined contribution plan. In 2009, the named executive officers were granted the following perquisites: automobile allowance and matching contributions to a 401(k) defined contribution plan. For 2010, we suspended the matching 401(k) contributions. We value perquisites at their incremental cost to us in accordance with SEC regulations.

We believe that the benefits and perquisites we provide to our named executive officers are within competitive practice and customary for executives in key positions at comparable companies. Such benefits and perquisites serve our objective of offering competitive compensation that allows us to continue to attract, retain and motivate highly talented people to these critical positions, ultimately providing a substantial benefit to our shareholders.

Change of Control/Termination Agreements

We recognize that, as with any public company, it is possible that a change of control may take place in the future. We also recognize that the threat or occurrence of a change of control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. We further believe that it is essential and in our best interest and the interests of our shareholders to retain the services of our key management personnel in the event of the threat or occurrence of a change of control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, which is consistent with our general compensation philosophy, the employment agreements for our executive officers contain provisions which guarantee the named executive officers specific payments and benefits upon a termination of employment as a result of a change of control of the Company. In addition, the employment agreements also contain provisions providing for certain lump-sum payments in the event the executive is terminated without “cause” or if we materially breach the agreement leading the affected executive to terminate the agreement for good reason.

Additional details of the terms of the change of control agreements and termination provisions outlined above are provided below.

Retirement Plans

Mr. Friedman’s employment agreement provided that, commencing at age 67, he could retire and receive a single-life annuity retirement payment of $975,000 per year for a period of ten (10) years following his retirement. It also provided that in the event of his death during such period, his estate would receive a death benefit equal to the difference between $2,925,000 and retirement benefits previously paid to him. This retirement benefit was conditioned upon Mr. Friedman agreeing to accept the position of Chairman Emeritus of our Board of Directors, if so requested by the Board. Mr. Friedman retired as of April 1, 2010 and accepted the position of Chairman Emeritus. As a result of his death on May 3, 2010, his estate received a death benefit in the amount of $2,762,500 as provided in his employment agreement.

We believe that by limiting our retirement benefits to only our senior-most executive we are striking a fair and reasonable balance between achieving our compensation objective of retaining a highly-talented individual to fill our most key position and the best interests of our stockholders.

Impact of Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies like us from deducting certain compensation to any one named executive officer in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the Company’s shareholders, the compensation is not included for purposes of arriving at the $1,000,000.

The Company, through the Compensation Committee, intends to attempt to qualify executive compensation as tax deductible to the extent feasible and where it believes it is in our best interests and in the best interests of our shareholders. However, the Compensation Committee does not intend to permit this arbitrary tax provision to distort the effective development and execution of our compensation program. Thus, the Compensation Committee is permitted to and will continue to exercise discretion in those instances in which mechanistic approaches necessary to satisfy tax law considerations could compromise the interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2009 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be furnished in the annual report on Form 10-K for the year ended December 31, 2009.

By the Compensation Committee of the Board of Directors:

Robert E. Glick, Chairman
Dan Almagor, Member
Michael G. Miller, Member

The following table sets forth the compensation we paid for our fiscal years ended December 31, 2007, 2008 and 2009 to (i) our Chief Executive Officer; (ii) each of our other executive officers whose compensation exceeded $100,000 on an annual basis; and (iii) up to two additional individuals for whom disclosure would have been provided under the foregoing clause (ii) but for the fact that the individual was not serving as an executive officer of our Company at the end of the last completed fiscal year (collectively, the “Named Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jack Friedman Chairman and Co-Chief Executive Officer	2009	1,090,000	—	—	(1)	—	—	—	30,250	1,120,250
	2008	1,090,000	250,000	2,833,200	(2)				33,500	4,206,700
	2007	1,065,000	2,662,500	3,421,400	(3)	—	—	—	28,000	7,176,900
Stephen G. Berman Co-Chief Executive Officer, Chief Operating Officer, President and Secretary	2009	1,090,000	—	—	(1)	—	—	—	30,250	1,120,250
	2008	1,090,000	250,000	2,833,200	(2)				29,200	4,202,400
	2007	1,065,000	2,662,500	3,421,400	(3)	—	—	—	25,500	7,174,400

Joel M. Bennett Executive Vice President and Chief Financial Officer	2009	420,000	—	—		—	—	—	24,250	444,250
	2008	420,000	125,000	99,993	(4)				23,500	668,493
	2007	400,000	300,000	464,400		—	—	—	19,500	1,183,900

(1)	Pursuant to the 2002 Plan, on January 1, 2009, 120,000 shares of restricted stock were granted to the co-chief executive officers, all of which were scheduled to vest on January 1, 2010 if we met certain financial criteria. This criteria was not met and the shares were forfeited back to us on December 31, 2009.
(2)	Pursuant to the 2002 Plan, on January 1, 2008, 120,000 shares of restricted stock were granted to the co-chief executive officers, of which 50% vest on January 1, 2009 and 50% vest on January 1, 2010, subject to acceleration. The amount in this column was calculated as the product of (a) 120,000 shares of restricted stock multiplied by (b) $23.61, the last sales price of our common stock, as reported by Nasdaq on January 1, 2008, the date the shares were granted. See “— Critical Accounting Policies.”
(3)	Pursuant to the 2002 Plan, on January 1, 2007, 120,000 shares of restricted stock were granted to the co-chief executive officers, of which 50% vest on January 1, 2008 and 50% vest on January 1, 2009, subject to acceleration. Based on the Company’s 2007 financial performance, the vesting of 45,000 of the January 1, 2009 vesting shares were accelerated. The amount in this column reflects the expense recorded in the Company’s 2007 financial statements and was calculated as the product of (a) 105,000 shares of restricted stock multiplied by (b) $21.84, the last sales price of our common stock, as reported by Nasdaq on January 1, 2007, the date the shares were granted, reflecting the 60,000 shares vested on January 1, 2008 and 45,000 of the remaining 60,000 shares whose vesting accelerated based on the Company’s 2007 financial performance. See “— Critical Accounting Policies.” Also reflects the expense recorded in the Company’s 2007 financial statements and was calculated as the product of (a) 30,000 shares of restricted stock multiplied by (b) $20.94, the last sales price of our common stock, as reported by Nasdaq on January 1, 2006, the date the shares were granted, reflecting the 30,000 shares vested on January 1, 2007. Also includes stock award of $500,000 of restricted stock as additional bonus compensation granted on February 14, 2008.
(4)	The amount in this column was calculated as the product of (a) 3,593 shares of restricted stock multiplied by (b) $27.83, the last sales price of our common stock, as reported by Nasdaq on February 28, 2008, the date before the shares were granted,
(5)	Represents automobile allowances paid in the amount of $18,000 to each of Messrs. Friedman and Berman and $12,000 to, Mr. Bennett for 2007, 2008 and 2009; amount also includes matching contributions made by us to the Named Officer’s 401(k) defined contribution plan in the amount of $7,500, $7,500 and $12,250, respectively, for 2007, 2008 and 2009 for Messrs. Friedman and Berman and $11,200, $11,500 and $12,250, respectively, for Mr. Bennett. See “— Employee Pension Plan.”

The following table sets forth certain information regarding all equity-based compensation awards outstanding as of December 31, 2009 by the Named Officers:

Outstanding Equity Awards At Fiscal Year-end

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jack Friedman	—	—	—	—	—	—	—	—	—
Stephen G. Berman	—	—	—	—	—	—	—	—	—
Joel M. Bennett	—	—	—	—	—	1,796	21,768	—	—

(1)	The product of (x) $12.12 (the closing sale price of the common stock on December 31, 2009) multiplied by (y) the number of unvested restricted shares outstanding.

The following table sets forth certain information regarding amount realized upon the vesting and exercise of any equity-based compensation awards during 2009 by the Named Officers:

Options Exercises And Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jack Friedman	—	—	—	—
Stephen G. Berman	—	—	—	—
Joel M. Bennett	—	—	5,000	60,600

(1)	Represents the product of (x) the closing sale price of the common stock on the date of vesting multiplied by (y) the number of restricted shares vested.

Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each Named Officer at, following or in connection with any termination, including, without limitation, resignation, severance, retirement or a constructive termination of such Named Officer, or a change in control of our Company or a change in such Named Officer’s responsibilities on December 31, 2009. The potential payments listed below assume that there is no earned but unpaid base salary at December 31, 2009.

Jack Friedman

	Upon Retirement	Quits For “Good Reason”(3)	Upon Death	Upon “Disability”(4)		Termination Without “Cause”	Termination For “Cause”(6)	Involuntary Termination In Connection with Change of Control(7)
Base Salary	$—	$167,500	$—		$(5)	$167,500	$—	$3,259,100	(8)
Retirement Benefit(1)	—	—	—	—		—	—	—
Restricted Stock – Performance-Based	—	—	—	—		—	—	1,454,400	(9)
Annual Cash Incentive Award(2)	—	—	—	—		—	—	—

Stephen G. Berman

	Upon Retirement	Quits For “Good Reason”(3)	Upon Death	Upon “Disability”(4)	Termination Without “Cause”	Termination For “Cause”(6)	Involuntary Termination In Connection with Change of Control(7)
Base Salary	$—	$167,500	$—	$—	$167,500	$—	$3,259,100	(8)
Restricted Stock – Performance-Based	—	—	—	—	—	—	1,454,400	(9)
Annual Cash Incentive Award(2)	—	—	—	—	—	—	—

Joel M. Bennett

	Upon Retirement	Quits For “Good Reason”(3)	Upon Death	Upon “Disability”(4)	Termination Without “Cause”	Termination For “Cause”(6)	Involuntary Termination In Connection with Change of Control(7)
Base Salary	$—	$420,000	$210,000	$210,000	$420,000	$—	$210,000
Restricted Stock – Performance-Based	—	—	—	—	—	—	—
Annual Cash Incentive Award(2)	—	—	—	—	—	—	—

(1)	Mr. Friedman’s employment agreement with us (see “ — Employment Agreements”) provides that if he retires and is at least 67 years old, then he is entitled to be paid an annual retirement benefit of $975,000 (the “Retirement Benefit”) during the 10-year period following his retirement; provided, however, that Mr. Friedman must agree to serve as our non-executive Chairman Emeritus for so long as may be requested by the Board of Directors; and provided further, however, that if Mr. Friedman dies before the payment of his entire Retirement Benefit, the remaining Retirement Benefit will be reduced such that his designated beneficiary or estate, as the case may be, will receive in a lump sum the positive difference, if any, between $2,925,000 and any Retirement Benefit already paid to him. Mr. Friedman was 70 years of age as at December 31, 2009. Mr. Friedman retired effective April 1, 2010 and accepted the position of Chairman Emeritus, which position he held until his death on May 3, 2010, and as a result of Mr. Friedman’s death, his estate received a death benefit in the amount of $2,762,500 as provided in his employment agreement.
(2)	Assumes that if the Named Officer is terminated on December 31, 2009, they were employed through the end of the incentive period.
(3)	Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.
(4)	Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

(5)	An amount equal to 90% of the Retirement Benefit described in footnote (1) above.
(6)	Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:
(A)	committed fraud against, or embezzled or misappropriated funds or other assets of, our Company;
(B)	violated, or caused us or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;
(C)	willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or
(D)	violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us;

and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(7)	Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, Messrs. Friedman and Berman are entitled to certain payments upon termination of their employment, including termination following a change in control of our Company. Under the terms of their respective employment agreements (see “ — Employment Agreements”), neither Mr. Friedman was, nor Mr. Berman is, entitled to any payments that would be an excess parachute payment, and such payments are to be reduced by the least amount necessary to avoid the excise tax. Accordingly, our tax deduction would not be disallowed under Section 280G of the Code, and no excise tax would be imposed under Section 4999 of the Code.
(8)	Under the terms of Mr. Berman’s employment agreement (see “ — Employment Agreements”), if a change of control occurs, to terminate his employment and receive a payment equal to 2.99 times is then current annual salary (which was $1,090,000 in 2009). Mr. Friedman’s employment agreement had contained a similar provision.
(9)	Each of Messrs. Friedman and Berman were granted restricted stock of our Company in accordance with the terms of their respective employment agreements (see “ — Employment Agreements”). Following his death, the board accelerated all of Mr. Friedman’s shares of restricted stock. Pursuant to the terms of Mr. Berman’s employment agreement, vesting accelerates for performance-based restricted stock upon a change in control, whether or not the relevant performance targets are met. Furthermore, under our Third Amended and Restated 1995 Stock Option Plan and 2002 Stock Award and Incentive Plan, in the event of a change in control, stock options granted under those plans become immediately exercisable in full and under our 2002 Stock Award and Incentive Plan, shares of restricted stock granted under that plan are immediately vested. Mr. Berman does not currently have any stock options. The stock price used to calculate values in the above tables is $12.12 per share, the closing price on the last trading day of 2009.

Compensation of Directors

Analogous to our executive compensation philosophy, it is our desire to similarly compensate our non-employee directors for their services in a way that will serve to attract and retain highly qualified members. As changes in the securities laws require greater involvement by, and places additional burdens on, a company’s directors it becomes even more necessary to locate and retain highly qualified directors. As such, after consulting with FWC, the Compensation Committee developed and the Board approved a structure for the compensation package of our non-employee directors so that the total compensation package of our non-employee directors would be at approximately the median total compensation package for non-employee directors in our peer group.

For 2009, each of our non-employee directors received (i) an annual cash stipend of $45,000 for serving on the Board, (ii) $1,000 for each board or committee meeting attended (whether in person or by telephone), and (iii) a grant of restricted shares of our common stock valued at $125,000 (using the closing price of our common stock for the last trading day preceding the grant date). Directors are also reimbursed for reasonable expenses incurred in attending meetings. The Chairman of the Audit Committee received a cash stipend of $25,000 for serving in such capacity and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each received cash stipends of $10,000 for serving in such capacities.

Newly-elected non-employee directors will receive a portion of the foregoing annual consideration, pro rated according to the portion of the year in which they serve in such capacity.

In December 2009, our board of directors, after consulting with FWC, changed the compensation package for non-employee directors as of January 1, 2010 by (i) increasing the annual cash stipend to $75,000, (ii) eliminating meeting fees for attendance at both board and committee meetings, (iii) increasing the annual fees paid to committee chairs and the members of the audit committee, (iv) decreasing by $25,000 the value of the annual grant of restricted shares of our common stock to $100,000 and (v) imposing minimum share holding requirements. Specifically, the chair of the audit committee receives an annual fee of $30,000, each member of the audit committee receives a $15,000 annual fee (including the chair), the chair of the compensation committee and the nominating and governance committee each receives an annual fee of $15,000 and each member of such committees (including the chair) receives an annual fee of $10,000. In February 2010 our board determined the terms for the minimum share holding requirements.

Pursuant to the new minimum share holding requirements, each director will be required to hold shares with a value equal to at least two times the average annual cash stipend paid to the director during the prior two calendar years. In determining the value of a director’s share holdings, each option, whether or not in the money, will count as ½ share. To illustrate: if a director wishes to sell shares in 2010, he will have to hold shares with a market value of at least $90,000 prior to and following any sale of shares calculated as of the date of the sale, such $90,000 minimum calculated by taking the average cash stipend of $45,000 paid during the prior two years ($45,000 in each of 2008 and 2009) multiplied by two.

The following table sets forth the compensation we paid to our non-employee directors for our fiscal year ended December 31, 2009:

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dan Almagor	2009	95,000	125,183	—	—	—	—	220,183
David Blatte	2009	100,000	125,183	—	—	—	—	225,183
Robert Glick	2009	104,000	125,183	—	—	—	—	229,183
Michael Miller	2009	94,000	125,183	—	—	—	—	219,183
Murray Skala	2009	60,000	125,183	—	—	—	—	185,183

(1)	For compensation reporting purposes, the value of the shares was determined by taking the product of (a) 6,068 shares of restricted stock multiplied by (b) $20.63, the last sales price of our common stock on December 31, 2008, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2010.

Employment Agreements and Termination of Employment Arrangements

In March 2003 we amended and restated our employment agreements with each of Messrs. Friedman and Berman and on July 17, 2007 entered into a new employment agreement with Joel Bennett which expired on December 31, 2009.

Mr. Friedman’s amended and restated employment agreement, pursuant to which he served as our Chairman and Co-Chief Executive Officer until his retirement on April 1, 2010, provided for an annual base salary in 2009 of $1,090,000. His base salary was subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000 per annum. For each fiscal year between 2007 through 2009, Mr. Friedman’s bonus depended on our achieving certain earnings per share growth targets, with such earnings per share growth targets to be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieved in each fiscal year, Mr. Friedman received an annual bonus from 0% to up to 200% of his base salary. This bonus was paid in accordance with the terms and conditions of our 2002 Stock Award and Incentive Plan; as a result of Mr. Friedman’s retirement on April 1, 2010, no bonus will be paid to him in fiscal 2010. In addition, in consideration for modifying and replacing the pre-tax income formula provided in his prior employment agreement for determining his annual bonus, and for entering into the amended employment agreement, Mr. Friedman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective, and 120,000 shares were granted on each of January 1, 2004, 2005, 2006, 2007, 2008 and 2009 (or 720,000 shares in the aggregate) subject to the vesting requirements described below. In 2010, the last year of his employment, Mr. Friedman received 120,000 shares of restricted stock. The grant of these shares was in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock was subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock granted or to be granted from January 1, 2004 through January 1, 2008 was subject to a two-year vesting period, which could be accelerated to one year if we achieved certain earnings per share growth targets. Each tranche of restricted stock to be granted thereafter through January 1, 2010,was subject to a one-year vesting period. Following Mr. Friedman’s death in May, 2010 the Board of Directors determined that the entire grant of 120,000 shares of restricted stock granted on January 1, 2010, should immediately vest.

Finally, the agreement provided that Mr. Friedman, upon his retirement at or after age 67, would receive a single-life annuity retirement payment equal to $975,000 a year for a period of 10 years, or in the event of his death during such retirement period, his estate would receive a death benefit equal to the difference between $2,925,000 and any prior retirement benefits previously paid to him; provided, however, that Mr. Friedman must agree to serve as Chairman Emeritus of our Board of Directors, if requested to do so by such Board. On February 26, 2010, our board approved the following with respect to Mr. Friedman’s retirement: (i) the Board waived the requirement under his employment agreement that we be given 60 days notice of his election to retire; (ii) in addition to serving as non-executive Chairman Emeritus as provided in his employment agreement, Mr. Friedman agreed to serve in the role of Chief Strategist to advise the Board and the Company on acquisitions and other strategy; (iii) Mr. Friedman agreed to waive any cash bonus for 2010 that he would otherwise have been entitled to under his employment agreement (he would have been entitled to receive a pro-rata portion of any cash bonus awarded under the provisions of Section 1(c) of the employment agreement); (iv) Mr. Friedman would receive a car allowance during the period he received the Retirement Benefit comparable to what he receives now; (v) we agreed to provide Mr. Friedman with an office and use of a secretary part time; (vi) the 120,000 shares of restricted stock granted to him on January 1, 2010 would continue to vest on January 1, 2011 provided the $2 million Pre-Tax Income test required for vesting under Section 2.2 of the Restricted Stock Agreement was met. Subsequently, following his death, our board determined to waive the vesting test for the 120,000 shares and accelerated their vesting. Mr. Friedman retired effective April 1, 2010 and accepted the position of Chairman Emeritus. Mr. Friedman passed away on May 3, 2010, and as a result of his death, his estate received the death benefit in the amount of $2,762,500 provided in his employment agreement described above.

Mr. Berman’s amended and restated employment agreement, pursuant to which he serves as our Co-Chief Executive Officer, President and Chief Operating Officer, provides for an annual base salary in 2009 of $1,090,000. Mr. Berman’s agreement expires December 31, 2010. His base salary is subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000 per annum. For each fiscal year between 2007 through 2010, Mr. Berman’s bonus will depend on our achieving certain earnings per share growth targets, with such earnings per share growth targets to be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Berman will receive an annual bonus of from 0% to up to 200% of his base salary. This bonus will be paid in accordance with the terms and conditions of our 2002 Stock Award and Incentive Plan. In addition, in consideration for modifying and replacing the pre-tax income formula provided in his prior employment agreement for determining his annual bonus, and for entering into the amended employment agreement, Mr. Berman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective, and 120,000 shares were granted on each of January 1, 2004, 2005, 2006, 2007, 2008 and 2009 (or 720,000 shares in the aggregate). In January, 2010, the last year of the term of his current employment agreement, Mr. Berman was granted 120,000 shares of restricted stock. The grant of these shares was in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock is subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock granted or to be granted from January 1, 2004 through January 1, 2008 is subject to a two-year vesting period, which may be accelerated to one year if we achieve certain earnings per share growth targets. Each tranche of restricted stock to be granted thereafter through January 1, 2010, is subject to a one-year vesting period.

On July 17, 2007, we entered into a new employment agreement with Mr. Bennett that expired on December 31, 2009, pursuant to which he received (i) a base salary of $400,000 per year; (ii) an annual discretionary bonus of up to 50% of his annual base salary, determined by the Compensation Committee or the Board of Directors; (iii) a $1,000 per month car allowance; and (iv) a one-time grant of 15,000 shares of restricted stock, vesting over three years in equal annual installments of 5,000 shares on December 31, 2007, 2008 and 2009, provided he remains employed by us on each vesting date. Mr. Bennett’s employment agreement expired on December 31, 2009.

If we terminate Mr. Berman’s employment other than “for cause” or if he resigns because of our material breach of the employment agreement or because we cause a material change in his employment, we are required to make a lump-sum severance payment in an amount equal to the sum of his base salary on the termination date and the performance bonus paid for the last completed year prior to the termination date multiplied by a fraction the numerator of which is the number of full months remaining in the balance of the term of the employment agreement after the termination date and the denominator of which is 96. In the event of the termination of his employment under certain circumstances after a “Change of Control” (as defined in his employment agreement), we are required to make a one-time payment of an amount equal to 2.99 times of the “base amount” determined in accordance with the applicable provisions of the Internal Revenue Code. Mr. Friedman’s employment agreement had a similar provision.

The foregoing is only a summary of the material terms of our employment agreements with the Named Officers. For a complete description, copies of such agreements are annexed herein in their entirety as exhibits or are otherwise incorporated herein by reference.

Employee Benefits Plan

We sponsor for our U.S. employees (including the Named Officers), a defined contribution plan under Section 401(k) of the Internal Revenue Code. Through December 31, 2009, the plan provided that employees may defer up to 50% of their annual compensation subject to annual dollar limitations, and that we will make a matching contribution equal to 100% of each employee’s deferral, up to 5% of the employee’s annual compensation. Effective January 1, 2010, employees may defer up to 50% of their annual compensation subject to annual dollar limitations, but we will not make a matching contribution. Our matching contributions, which vest immediately, totaled $0.9 million, $1.2 million and $1.5 million for 2007, 2008 and 2009, respectively.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of BDO Seidman, LLP as our principal independent auditors for the fiscal year ending December 31, 2010, subject to ratification by the stockholders. BDO Seidman, LLP replaced PKF, Certified Public Accountants, A Professional Corporation (“PKF”), as our independent auditors in June 2006. PKF had served as our independent auditors since our inception in 1995.

If the appointment of BDO Seidman, LLP is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

Fees

Before our principal accountant is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee.

The following are the fees of BDO Seidman, LLP, our principal auditor, for the three years ended December 31, 2009, for services rendered in connection with the audit for those respective years (all of which have been pre-approved by the Audit Committee):

	2007	2008	2009
Audit Fees	$1,342,000	$1,395,000	$1,266,000
Audit Related Fees	$4,900	$4,400	$20,150
Tax Fees	$—	$21,200	$—
All Other Fees	$23,600	$29,000	$76,010

Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax consulting. Included in such Tax Fees were fees for consultancy, review, and advice related to our income tax provision and the appropriate presentation on our financial statements of the income tax related accounts.

All Other Fees consist of the aggregate fees billed for products and services provided by our auditors and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

BOARD RECOMMENDATION

The Board of Directors believes that the approval of the foregoing proposals is in the best interests of our Company and its stockholders and, therefore, recommends that the stockholders vote FOR such proposals.

STOCKHOLDERS PROPOSALS FOR 2011 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2011 at our principal executive offices on or before May 3, 2010. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before July 16, 2010. Stockholders should send proposals and notices addressed to JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265, Attention: Stephen G. Berman, Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and financial statement schedules. Anyone requesting such document shall submit the request in writing to: JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, CA 90265, Attn.: Joel Bennett, Chief Financial Officer.

By Order of the Board of Directors,

Stephen G. Berman,
Secretary

August 30, 2010

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS
WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU
PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND
RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.
STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR
SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Charter of the
Compensation Committee
of the Board of Directors
of JAKKS Pacific, Inc.

Adopted: September 9, 2005

The Board of Directors of JAKKS Pacific, Inc. (the “Corporation”; “Company” refers to the Corporation and its consolidated subsidiaries) has adopted this charter for its Compensation Committee (the “Committee”). This charter is intended to supplement the provisions in the Corporation’s By-laws pertaining to the Committee.

Composition

Number and Qualifications.  The Committee shall have at least two members. Each Director who serves on the Committee must be affirmatively determined by the Corporation’s Board of Directors to meet the requirements established by the Corporation’s By-laws, as well as Nasdaq (or the market upon which the Corporation’s securities are then traded), to be considered an “independent” member of the Board. In addition, the Committee members shall also satisfy the relevant requirements established pursuant to regulations under Section 16(b) of the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986.

Appointment.  The Board of Directors shall elect the chairman and other members of the Committee on an annual basis, generally at the first meeting of the Board of Directors following the Corporation’s annual stockholders meeting.

Removal.  The Board of Directors may, pursuant to the By-laws, remove a member of the Committee, or replace the chairman, provided that the Board must, at all times, assure that the Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Committee members.

Purpose and Responsibilities

Consistent with the Corporation’s By-laws, the Committee shall have the following purpose and responsibilities:

Compensation of Executives and Other Employees and Non-Employee Directors

•	General Policy & Annual Review. The Committee shall be responsible for setting the Corporation’s general policy, in consultation with management, regarding compensation and for reviewing, no less than annually, the compensation provided to the Corporation’s Chief Executive Officer and such other senior executives and other employees of the Company as the Committee or the Board of Directors may, from time to time, determine should be subject to the Committee’s direct purview. The Committee shall also be responsible for establishing and reviewing the compensation and benefits given to the Corporation’s non-employee directors.
•	Responsibility for Determining Compensation. The Committee shall be responsible for determining the compensation (including salary, bonus, equity-based grants, and any other long-term cash or equity-based compensation) for the Corporation’s Chief Executive Officer and for other senior executives or employees as are subject to the Committee’s direct purview (subject to the terms of any existing employment or other existing compensation agreements between the Corporation and any such executive) and the Corporation’s non-employee directors.
•	Process for Determining Compensation. In determining compensation for the CEO and such other senior executives and employees, the Committee shall consider, among other factors: the Company’s overall performance, shareholder return, the achievement of specific performance objectives that the Committee shall establish on an annual basis, compensation previously provided to such executives and other employees, and the value of compensation provided to individuals in similar positions at comparable companies. The Committee may also consult with other Directors and management as it sees fit.

•	Compensation Disclosure. The Committee may exercise oversight of the Corporation’s disclosures regarding executive and employee and non-employee director compensation, including approving a report on executive compensation to be included in the Corporation’s annual proxy statement.
•	Benefits. The Committee shall review at least annually the benefits provided to the CEO and such other senior executives and employees (other than salary, bonus, equity-based grants, and any other long-term cash or equity-based compensation considered by the Committee in determining compensation to such officers, as provided above).

Other Compensation and Benefit Matters

•	General Oversight. The Committee shall generally oversee the Company’s overall compensation structure and benefit plans. The Committee shall also, as it deems appropriate, review and recommend compensation and benefit plans for Board approval.
•	Incentive Compensation. The Committee shall administer the Corporation’s executive bonus and equity-based incentive plans to the extent delegated by the Board or as provided in such plans.
•	Regulatory Oversight. The Committee shall have the authority to oversee the Company’s response to the enactment of any Federal or state statutes, laws, rules, regulations or other governmental or administrative acts affecting compensation.

Committee Operations

Meeting Schedule.  The Committee shall approve its schedule of meetings and shall meet at least one time per fiscal year. The Committee may also hold additional meetings at the direction of the Committee Chairman or at the request of any other Committee member. The Committee may meet in person or by telephone conference call, and may act by unanimous written consent.

Attendance at Meetings.  Members of management shall be invited to attend the meeting at the discretion of the Committee Chairman. All outside Directors who are not Committee members may, at their discretion, attend Committee meetings, provided that: (i) the Committee shall meet without such other Directors during executive session, (ii) the Committee Chairman may ask non-Committee members to leave the meeting at any time, and (iii) such non-Committee members may not vote on any actions considered by the Committee.

Executive Sessions.  The Committee shall hold an executive session at each regularly scheduled meeting. During at least some portion of each executive session, no non-Committee member or member of management shall be present.

Voting.  A majority of the Committee members shall constitute a quorum. Each Committee member shall have one vote and actions at meetings may be approved by a majority of the members present.

Delegation.  Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals.

Committee Resources

To assist the Committee in fulfilling its responsibilities, (i) each Committee member shall have full access to any member of management and (ii) the Committee may retain independent consultants, counsel, and other advisors. The Committee will have sole authority and responsibility for hiring, approving the fees and retention terms for, and terminating the services of, such advisors. The Corporation will bear the expense of such advisors.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Stephen G. Berman
02 Dan Almagor
03 Marvin W. Ellin
04 Robert E. Glick
05 Michael G. Miller
06 Murray L. Skala

The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain
2 Approval of appointment of the firm of BDO Seidman, LLP as the Company's auditors.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000073940_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

JAKKS PACIFIC, INC.
Annual Meeting of Stockholders
October 1, 2010 8:00 AM
This Proxy is Solicited by the Board of Directors

Proxy for Annual Meeting of Stockholders to be held October 1, 2010

JAKKS Pacific, Inc.

Know all men by these presents, that the undersigned hereby constitutes and appoints Stephen G. Berman and Joel M. Bennett and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of JAKKS Pacific, Inc., standing in the name of the undersigned at the close of business on August 16, 2010, at the Annual Meeting of Stockholders of the Company to be held on October 1, 2010 at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, at 8:00 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side.

This proxy is solicited by the Board of Directors of the Company.

Continued and to be signed on reverse side

0000073940_2 R2.09.05.010